Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 Nos. 333-198721, 333-196758, 333-177535, 333-180423, 333-181815, 333-184362 and 333-190638) of InnerWorkings, Inc. and subsidiaries, and

(2) Registration Statements (Form S-8 Nos. 333-196759, 333-137173, 333-165363, 333-175103, and 333-183311) pertaining to the InnerWorkings, Inc. 2006 Stock Incentive Plan;

of our reports dated March 6, 2015, with respect to the consolidated financial statements of InnerWorkings, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of InnerWorkings, Inc. and subsidiaries included in this Annual Report (Form 10-K) of InnerWorkings, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois

March 6, 2015